NOTIFICATION OF LATE FILING OF NSAR

                   SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549

FORM 12B-25                                             811-08244

                   NOTIFICATION OF LATE FILING

                          (Check One):

(   ) Form 10-K  (   ) Form 11-K  (   ) Form 10-Q  (X) Form N-SAR

     For Period Ended: 09/30/07

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     Read Attached Instruction Sheet Before Preparing Form.

     Please Print or Type.

     Nothing in this Form shall be construed to imply that the

     Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing

     checked above, identify the Item(s) to which the

     notification relates:

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Part I - Registrant Information

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     Full Name of Registrant            WorldCommodity Funds, Inc.

     Former Name if Applicable          -----------

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     Address of Principal Executive Office (Street and Number)

     6075 ROSWELL ROAD, SUITE 450

     City, State and Zip Code

     ATLANTA GA 30328

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     If the subject report could not be filed without

     unreasonable effort or expense and the registrant seeks

     relief pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate.)

          (a)  The reasons described in reasonable detail in Part

               III of this form could not be eliminated without

               unreasonable effort or expense;


     (X)  (b)  The subject annual report or semi-annual

               report/portion thereof will be filed on or before

               the fifteenth calendar day following the

               prescribed due date; or the subject quarterly

               report/portion thereof will be filed on or before

               the fifth calendar day following the prescribed

               due date; and

          (c)  The accountant's statement or other exhibit

               required by Rule 12b-25(c) has been attached if

               applicable.

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Part II - Narrative

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          State below in reasonable detail the reasons why the

          form 1--K, 11-K, 20-F, 10-Q or N-SAR or portion thereof

          could not be filed within the prescribed time period.

          The invesment advisor was not able to answer all the

          questions that the Auditor requested on a timely basis.

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Part IV - Other Information

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     (1)  Name and telephone number of person to contact in

          regard to this notification.

          Greg Getts              440          922-0066 X 101

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               (Name)         (Area Code)    (Telephone Number)

     (2)  Have all other periodic reports         (X) Yes  ( ) No

          required under section 13 or 15(d)

          of the Securities Exchange Act of

          1934 or section 30 of the Investment

          Company Act of 1940 during the

          preceding 12 months or for such

          shorter period that the registrant

          was required to file such report(s)

          been filed?  If the answer is no,

          identify report(s).

     (3)  It is anticipated that any significant  ( ) Yes (X) No change in results of operations from

          the corresponding period for the last

          fiscal year will be reflected by the

          earnings statements to be included in

          the subject report or portion thereof?

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          If so:  attach an explanation of the anticipated

          change, both narratively and quantitatively, and, if

          appropriate, state the reasons why a reasonable

          estimate of the results can not be made.

WorldCommodity Funds, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 29, 2007

   /s/ James Llewellyn

                                       By:--------------------

                                            James Llewellyn

                                            President

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INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative.

The name and title of the person singing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                            ATTENTION

     Intentional misstatements or omissions of fact constitute

     Federal Criminal Violations (See 18 U.S. C. 1001).

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